EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of October 8, 2024, by and between KKR Income Opportunities Fund, a Delaware statutory trust with its principal place of business at 555 California Street, 50th Floor, San Francisco, California 94104 (the “Acquiring Fund”), and Insight Select Income Fund, a Delaware statutory trust with its principal place of business at 200 Park Avenue, 7th Floor, New York, New York 10166 (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”). KKR Credit Advisors (US) LLC, a Delaware limited liability company and the investment adviser to the Acquired Fund (the “Acquiring Fund Manager”), joins this Agreement solely for purposes of Sections 7.1, 8.1, 9.2, 11.1, 11.2 and 11.3, and Insight North America LLC, a Delaware limited liability company registered under the Investment Advisers Act of 1940 (the “Acquired Fund Manager”), joins this Agreement solely for purposes of Sections 7.1, 8.1, 9.2, 11.1, 11.2 and 11.3.

WHEREAS, the reorganization will consist of (i) the transfer of all of the Assets (as defined in Section 1.2) of the Acquired Fund to the Acquiring Fund in exchange for (A) Stock Consideration (as defined in Section 2.3), which shall be comprised of newly issued common shares of beneficial interest of the Acquiring Fund, par value of $0.001 per share (the “Acquiring Fund Shares”) calculated in accordance with Section 2 hereto, (B) Cash Consideration (as defined in Section 2.3) in an amount determined in accordance with Schedule A hereto, and (C) the assumption of all Assumed Liabilities (as defined in Section 1.3) of the Acquired Fund by the Acquiring Fund, and (ii) the distribution of the Acquiring Fund Shares and Cash Consideration to the Acquired Fund Shareholders (as defined below) as part of the complete liquidation of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”); and

WHEREAS, the Acquiring Fund and the Acquired Fund are each closed-end management investment companies registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest; and

WHEREAS, the Acquiring Fund is authorized to issue their shares of beneficial interest; and

WHEREAS, the Board of Trustees of the Acquiring Fund (the “Acquiring Fund Board”) and the Board of Trustees of the Acquired Fund (the “Acquired Fund Board”) have authorized and approved the Reorganization; and

WHEREAS, each of the Acquired Fund Manager and the Acquiring Fund Manager have entered into a purchase agreement (the “Purchase Agreement”) pursuant to which the Acquiring Fund Manager agreed to acquire, and the Acquired Fund Manager agreed to sell, certain assets relating to the Acquired Fund Manager’s business with respect to the Acquired Fund; and

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the Agreement shall constitute a “plan of reorganization” for purposes of the Code.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION AND FUND TRANSACTIONS

1.1. The Reorganization. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, and in accordance with the laws of the State of Delaware, at the Effective Time (as defined in Section 2.5), the Acquired Fund shall assign, deliver and otherwise transfer the Assets (as defined in Section 1.2) to the Acquiring Fund in exchange for the Stock Consideration and the Cash Consideration. At the Effective Time, the Acquiring Fund shall issue Acquiring Fund Shares to the Acquired Fund for transfer to the Acquired Fund Shareholders as hereinafter provided. Promptly thereafter, and in any event, no more than three (3) Business Days after the Effective Time, the Acquiring Fund shall deliver to the Acquired Fund or its designee the Cash Consideration for distribution to those Acquired Fund Shareholders electing to receive Cash Consideration. The number of Acquiring Fund Shares and the amount of the Cash Consideration shall be determined as set forth in Section 2.3. No fractional Acquiring Fund Shares shall be issued and Acquired Fund Shareholders otherwise entitled to receive fractional Acquiring Fund Shares shall be paid cash in lieu thereof, as provided in Section 2.4.

1.2. Assets of the Acquired Fund. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property that can legally be transferred, whether accrued or contingent, known or unknown, including, without limitation, all cash, cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund at the Effective Time (as defined in Section 2.5), books and records of the Acquired Fund (or copies thereof consistent with Rule 31a-3 under the 1940 Act), and any other property owned by the Acquired Fund at the Effective Time (collectively, the “Assets”). For the avoidance of doubt, the Assets shall not include any assets or property that cannot be transferred to the Acquiring Fund pursuant to applicable law or regulation.

1.3. Liabilities of the Acquired Fund. The Acquired Fund will use commercially reasonable efforts to discharge, or make provisions for, all of its known liabilities and obligations prior to the Effective Time consistent with its obligation to continue its operations and to pursue its investment objective and strategies in accordance with the terms as presented in the Proxy Statement/Prospectus (as defined in Section 5.6) in connection with the Reorganization. To the extent the Acquired Fund is unable to discharge or make provisions for any such liability or obligation prior to the Effective Time, the Acquiring Fund will assume all remaining liabilities and obligations of the Acquired Fund, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, other than, for the avoidance of doubt, (a) any obligation of the Acquired Fund to make the distributions contemplated by this Agreement or to perform other obligations under this Agreement and (b) any expenses required to be borne by the Acquired Fund or the Acquired Fund Manager after Closing pursuant to Section 8.1 (the “Assumed Liabilities”). At and after the Effective Time, such Assumed Liabilities shall become and be the liabilities of the Acquiring Fund and may be enforced against the Acquiring Fund to the extent as if the same had been incurred by the Acquiring Fund.

1.4. Distribution of Acquiring Fund Shares and Cash Consideration to Acquired Fund Shareholders. As soon as is reasonably practicable after receipt from the Acquiring Fund of the Stock Consideration and the Cash Consideration pursuant to Section 1.1, the Acquired Fund will distribute (in accordance with the terms hereof), in complete liquidation of the Acquired Fund, to the record holders of the shares of the Acquired Fund determined as of the Effective Time (the “Acquired Fund Shareholders”) in such amounts as determined pursuant to the terms hereof and in accordance with such shareholders’ entitlements thereto (i) all the Acquiring Fund Shares and any cash delivered in lieu of fractional Acquiring Fund Shares and (ii) all the Cash Consideration. The distribution of Acquiring Fund Shares will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders entitled to receive Acquiring Fund Shares. The distribution of the Cash Consideration shall be made to the Acquired Fund Shareholders entitled thereto in the manner set forth in Schedule A. Thereafter, all issued and outstanding shares of the Acquired Fund (the “Acquired Fund Shares”) will be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue share certificates representing the Acquiring Fund Shares in connection with such transfer, except for any global certificate or certificates required by a securities depository in connection with the establishment of book-entry ownership of the Acquiring Fund Shares.

1.5. Recorded Ownership of Acquiring Fund Shares. Ownership by Acquired Fund Shareholders of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent at the Closing (as defined below), or as soon thereafter as is reasonably practicable.

1.6. Filing Responsibilities of Acquired Fund. Except as otherwise expressly provided herein or agreed to in writing by the parties prior to the Closing Date (as defined in as defined in Section 3.1), any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (the “Commission”), the exchange on which the Acquired Fund’s shares are listed, any state securities commission, any state corporate registry, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date. Thereafter, any such reporting responsibility of the Acquired Fund shall be the responsibility of the Acquiring Fund.

1.7. Transfer Taxes. Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred and any request for such transfer shall be accompanied by proper documentation.

1.8. Termination. Promptly after the distribution of Acquiring Fund Shares and Cash Consideration pursuant to Section 1.4, the Acquired Fund shall take, in accordance with Delaware law and the 1940 Act, all steps as may be necessary or appropriate to effect a complete deregistration, liquidation, dissolution and termination of the Acquired Fund as soon as reasonably practicable.

2.	VALUATION

2.1. Net Asset Value per Acquired Fund Share. For purposes of the Closing, the net asset value per Acquired Fund Share shall be the net asset value computed as of the Valuation Time in accordance with Section 2.6, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquired Fund adopted by the Acquired Fund Board.

2.2. Net Asset Value per Acquiring Fund Share. For purposes of the Closing, the net asset value per Acquiring Fund Share shall be the net asset value computed as of the Valuation Time in accordance with Section 2.6, after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Fund adopted by the Acquiring Fund Board.

2.3. Calculation of Number of Acquiring Fund Shares and Amount of Cash Consideration. Subject to the procedures set forth in Schedule A hereto, as of the Effective Time, each Acquired Fund Share outstanding immediately prior to the Effective Time shall be exchanged for either (A) Acquiring Fund Shares in an amount equal to the ratio of the net asset value per share of the Acquired Fund determined in accordance with Section 2.1 to the net asset value per share of the Acquiring Fund determined in accordance with Section 2.2 (“Stock Consideration”) or (B) an amount of cash equal to ninety-eight percent (98%) of the net asset value per share of the Acquired Fund Shares determined in accordance with Section 2.1 (the “Cash Consideration”). Notwithstanding anything to the contrary in this Agreement, the maximum number of Acquired Fund Shares for which Cash Consideration will be received shall not exceed five percent (5%) of the outstanding Acquired Fund Shares immediately prior to the Closing (“Maximum Cash Shares”).

2.4. Fractional Shares. No fractional Acquiring Fund Shares will be distributed. In the event Acquired Fund Shareholders would be entitled to receive fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent will aggregate such fractional shares and sell the resulting whole shares on the exchange on which such shares are listed, and each such Acquired Fund Shareholder will be entitled to a pro rata share of the proceeds from such sale in connection with the distribution described in Section 1.4. With respect to the aggregation and sale of fractional Acquiring Fund Shares, the Acquiring

Fund’s transfer agent will transfer the cash proceeds from the sale of such Acquiring Fund Shares, net of brokerage commissions, if any, directly to the Acquired Fund for further distribution to Acquired Fund Shareholders entitled to receive the fractional shares (without interest and subject to withholding taxes); provided that the amount of cash proceeds from the sale of any fractional Acquired Fund Shares shall not be counted as Cash Consideration or toward the Maximum Cash Shares for the purposes of Section 2.3.

2.5. Effective Time. The Reorganization shall be effective at the close of regular trading on the New York Stock Exchange (“NYSE”) on the Closing Date (as defined in Section 3.1) or any such other date and time as may be mutually agreed upon in writing by the parties hereto (the “Effective Time”).

2.6. Valuation Time. The term “Valuation Time” shall mean the time at which the Funds calculate their net asset values as set forth in their respective valuation procedures (normally the close of regular trading on the NYSE) on the Business Day immediately prior to the Closing Date. The term “Business Day” shall mean a day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable Law or action of any Governmental Authority.

3.	CLOSING

3.1. Closing. Unless this Agreement is earlier terminated pursuant to Section 9.2, the Reorganization, together with related acts necessary to consummate the same (the “Closing”), shall occur at the principal office of the Acquiring Fund or via the electronic exchange of documents on the Closing Date (as defined in the Purchase Agreement) applicable to the Acquired Fund, or such other date or place as an officer of the Acquiring Fund and an officer of the Acquired Fund may agree in writing and after satisfaction or waiver (to the extent permitted by applicable law) of the conditions precedent to the Closing set forth in Section 6 of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), immediately after the close of regular trading on the NYSE (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place simultaneously as of the Effective Time.

3.2. Transfer and Delivery of Assets. The Acquired Fund shall direct The Bank of New York Mellon (“BNY”), as custodian for the Acquired Fund, to deliver to the Acquiring Fund at the Closing a certificate or representation of an authorized officer of BNY stating that the Assets were delivered in proper form to the Acquiring Fund at the Effective Time. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument, if any, shall be presented by BNY, on behalf of the Acquired Fund, to U.S. Bank, N.A (“US Bank”), as custodian for the Acquiring Fund. Such presentation shall be made for examination as soon as reasonably practicable following the Effective Time and shall be transferred and delivered by the Acquired Fund as soon as reasonably practicable following the Effective Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. BNY, on behalf of the Acquired Fund, shall deliver to US Bank, as custodian of the Acquiring Fund, as of the Effective Time, by book entry, in accordance with the customary practices of BNY and of each “securities depository,” as defined in Rule 17f-4 under the 1940 Act, in which the Assets are deposited, the Assets deposited with such depositories. The Cash Consideration to be transferred by or on behalf of the Acquiring Fund shall be delivered by wire transfer of federal funds or by such other manner as BNY, as custodian of the Acquired Fund, deems appropriate as soon as reasonably practicable following the receipt by the Acquiring Fund of the Acquired Fund’s portfolio securities.

3.3. Share Records. The Acquired Fund shall direct Computershare Inc., in its capacity as transfer agent for the Acquired Fund (the “Transfer Agent”), to deliver to the Acquiring Fund at the Closing a certificate or other documentation of an authorized officer of the Transfer Agent stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Acquired Fund a confirmation evidencing that the Transfer Agent has been instructed to credit an appropriate number of Acquiring Fund Shares (as calculated in accordance with the terms hereof) to the Acquired Fund as of the Effective Time, or provide other evidence reasonably satisfactory to the Acquired Fund as of the Effective Time that such Acquiring Fund Shares will be credited to the Acquired Fund’s accounts on the books of the Acquiring Fund (or credited to the accounts of the Acquired Fund Shareholders that receive any amount of Stock Consideration, which for the avoidance of doubt shall not include any Acquired Fund Shareholder that does not receive Stock Consideration and only receives Cash Consideration).

3.4. Postponement of Valuation Time. In the event that at the Valuation Time, (a) the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (the “Market”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Market or elsewhere shall be disrupted so that, in the mutual judgment of the Boards of Trustees or officers of the Acquired Fund and the Acquiring Fund, accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund, respectively, is impracticable, the Valuation Time shall be postponed until the first Business Day, or other mutually agreed Business Day, after the day when trading shall have been fully resumed and reporting shall have been restored.

3.5. Failure To Deliver Assets. If the Acquired Fund is unable to make delivery pursuant to Section 3.2 to the custodian for the Acquiring Fund of any of the Assets of the Acquired Fund for the reason that any of such Assets have not yet been delivered to it by the Acquired Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Acquired Fund shall deliver, with respect to said Assets, executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund or its custodian, including brokers’ confirmation slips, and shall use its reasonable best efforts to deliver any such Assets to the custodian as soon as reasonably practicable. In addition, with respect to any Asset that requires additional documentation by an Asset’s issuer or other third party in order to effect a transfer of such Asset, the Acquired Fund will identify each such asset to the Acquiring Fund on a mutually agreed upon date prior to the Closing Date and will engage with the Acquiring Fund to complete such documentation as necessary to transfer such Assets to the Acquiring Fund’s custodian as soon as reasonably practicable.

4.	REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties of the Acquired Fund. Except as (i) has been fully disclosed to the Acquiring Fund as of the date hereof in a written instrument executed by an officer of the Acquired Fund (such written instrument, the “Acquired Fund Disclosures”), or (ii) has been disclosed in any material forms, documents or reports (including any amendments thereto and any exhibits or other documents incorporated by reference therein), other than any disclosures set forth under the heading “Risk Factors” and any disclosures that are forward looking in nature, filed or furnished by the Acquired Fund prior to the date of this Agreement with the United States Securities and Exchange Commission, the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a) The Acquired Fund is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware with power under its Declaration of Trust and Amended and Restated By-Laws, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently conducted. The Acquired Fund is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Fund.

(b) The Acquired Fund is, and at all times since its inception has been, duly registered with the Commission as a closed-end management investment company under the 1940 Act, and the Acquired Fund Shares have been registered under and sold in compliance with the Securities Act of 1933, as amended (the “1933 Act”).

(c) Subject in each case to obtaining the Acquired Fund Shareholder Approval (as defined below):

(i) the Acquired Fund has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Acquired Fund have been duly authorized by all necessary action on the part of the Acquired Fund; and

(iii) the Acquired Fund has duly and validly approved, executed and delivered this Agreement.

(d) Assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund, this Agreement constitutes the valid and binding obligation of the Acquired Fund, enforceable against the Acquired Fund in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.

(e) At the Effective Time, except as otherwise disclosed in the Acquired Fund Disclosures, (i) the Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances except for any (A) encumbrances arising under this Agreement, if any, or (B) encumbrances relating to the transferability of securities arising under applicable securities Laws, if any; (ii) immediately upon delivery and payment for the Assets, the Acquiring Fund will acquire all rights of the Acquired Fund thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act; and (iii) no person or entity (other than the Acquired Fund) has any rights, title to or interests in the Assets.

(f) No consent, approval, authorization, or order of any court or governmental or similar authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and such as may be required under state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(g) The shareholder reports, marketing materials of the Acquired Fund and each prospectus, statement of additional information and Form 8-Ks of the Acquired Fund used for a period of three (3) years prior to the date of this Agreement conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(h) Assuming all requisite organizational and regulatory approvals contemplated in Section 5.5 and Section 5.10, to the extent applicable, are obtained and remain in full force and effect, the Acquired Fund is not engaged currently, and, except as otherwise disclosed in the Acquired Fund Disclosures, the execution, delivery and performance of this Agreement will not result, in: (i) a violation of securities laws (including the 1933 Act, the 1940 Act and applicable state blue sky laws) or any federal, state, local, municipal, provincial, territorial, national, foreign or other statute, law (including common law), act, code, order, award, injunction, decree, judgment, verdict, rule, constitution, directive, resolution, or regulation enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (“Law”) applicable to the Acquired Fund, (ii) a conflict with or violation of its Declaration of Trust and Amended and Restated By-Laws, each as amended from time to time, (iii) conflict with any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound, (iv) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound or (v) the requirement to obtain any governmental authorization or make any filing with or provide any notice to any court, governmental body, arbitral body (public or private) or any entity or body exercising similar authority (a “Governmental Authority”) or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (i), (iii) (iv) and (v) where such breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on the Acquired Fund or would not adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement.

(i) Except as otherwise disclosed in the Acquired Fund Disclosures, all material contracts or other commitments of the Acquired Fund (other than this Agreement) will terminate without liability or obligation to the Acquired Fund on or prior to the Effective Time.

(j) Except as otherwise disclosed in the Acquired Fund Disclosures, no litigation or administrative proceeding or investigation of or before any Governmental Authority with jurisdiction over the Acquired Fund is presently pending or, threatened in writing, or to the actual knowledge of David Leduc, Tom Stabile and Daniel Haff, after due inquiry of those employees immediately reporting to such executive officers (the “Acquired Fund’s Knowledge”), threatened orally against the Acquired Fund or any of the Acquired Fund’s properties or assets, that, if adversely determined, is individually or in the aggregate, reasonably likely to be materially adverse to the Acquired Fund’s financial condition or business or would adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement. To the Acquired Fund’s Knowledge, there are no facts which are reasonably likely to form the basis for the institution of such proceedings, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any Governmental Authority that would be material to the Acquired Fund’s business or would adversely impact its ability to consummate or materially delay the transactions herein contemplated. There are no outstanding settlements, orders, judgments, injunctions or decrees against the Acquired Fund or the Acquired Fund Shares.

(k) The financial statements and financial highlights of the Acquired Fund at, as of and for its most recently completed fiscal year ended March 31, 2024, have been audited by Tait, Weller & Baker LLP, independent registered public accounting firm to the Acquired Fund, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, except as otherwise disclosed therein, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial position, results of operations, and changes in net assets of the Acquired Fund as of such date and for the period then ended, and there are no known contingent liabilities of the Acquired Fund required to be reflected on the statement of assets and liabilities (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. The Acquired Fund maintains standard accounting policies established and administered in accordance with GAAP. The Acquired Fund has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that its business is operated, in all material respects, in accordance with applicable Laws, (ii) regarding the reliability of the Acquired Fund’s financial reporting and the preparation of financial statements in accordance with GAAP and (iii) that material receipts and expenditures of the Acquired Fund are being made in accordance with the authorization of the officers and directors (or their equivalent) of such entity. To the Acquired Fund’s Knowledge, in the past five (5) years, there has been no fraud, or claim or allegation of fraud, by or against the named executive officers of the Acquired Fund relating to the operation of the Acquired Fund or the preparation of its financial statements.

(l) Since March 31, 2024, there has not been any change in the Acquired Fund’s financial condition, assets and liabilities or business that would be, individually or in the aggregate, materially adverse to the Acquired Fund, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness. For the purposes of this Section 4.1(l), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or purchase or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not, in and of itself, constitute a material adverse change either individually or in the aggregate (provided, any change, event, occurrence or fact underlying such decline in market values of the securities may be taken into account in determining where a material adverse change has occurred).

(m) The Acquired Fund does not have any liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due (collectively, the “Liabilities”) arising out of or related to its business, other than liabilities or obligations that (i) are expressly reflected or reserved against on the financial statements of the Acquired Fund, (ii) were incurred in the ordinary course of business consistent with past practice that do not arise from a breach of contract, tort, infringement or violation of Law, including the performance of any contract to which the Acquired Fund is a party as of the date hereof, (iii) individually and in the aggregate would not be materially adverse to the Acquired Fund, (iv) arise out of the termination of any contract in connection with the transaction contemplated by this Agreement, or (v) do not and will not materially impair the ability of the Acquired Fund to perform its obligations hereunder, or the ability of the Acquiring Fund to conduct the business from and after the Closing as it is currently or proposed to be conducted. Other than the Assumed Liabilities and any Liabilities of the Acquired Fund required to be paid by the Acquired Fund Manager in accordance with Section 8.1(b), the Acquired Fund will use commercially reasonable efforts to discharge, or make provisions for, all of its known Liabilities before the Effective Time.

(n) At the Effective Time, all material federal, state, local and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by Law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all material federal, state, local and other taxes shown as due or required to be shown as due on said returns, forms and reports shall have been paid or provision shall have been made for the payment thereof, and no such return is currently under audit, and no material assessment has been asserted, in writing, with respect to such returns, which assessment has not been resolved.

(o) The Acquired Fund has not taken any action and, to the Acquired Fund’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p) The Acquired Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since and including the taxable year ending in 2020 (including the taxable year ending on the Closing Date), the Acquired Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq. of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquired Fund except as set forth in the Acquired Fund Disclosures. The Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquired Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.

(q) Except as set forth in the Acquired Fund Disclosures, the Acquired Fund is in compliance with all Laws applicable to its business, properties or assets in all material respects. Without limiting the foregoing, the Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest. To the Acquired Fund’s Knowledge, the Acquired Fund has complied in all material respects with applicable requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld and is not liable for any material penalties which could be imposed thereunder.

(r) All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in Section 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares.

(s) The Proxy Statement/Prospectus (as defined in Section 5.6), insofar as it relates to information provided by the Acquired Fund for the use therein, will, as of the effective time of the Acquiring Fund’s registration statement on Form N-14 (the “Registration Statement”) in which it is included and any time prior to the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made, not misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder; provided, however, that the representations and warranties of this subsection (s) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

(t) Except for UBS Securities LLC, there are no brokers or finders entitled to receive any payments from, in connection with this Agreement and the transactions contemplated herein.

(u) The representations and warranties of the Acquired Fund set forth in this Section 4.1 are the only representations and warranties made by the Acquired Fund with respect to Acquired Fund or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Section 4.1, (i) the Acquired Fund is selling the Assets to the Acquiring Fund “as is” and “where is” and with all faults, and the Acquired Fund makes no other representation or warranty, express or implied, as to any matter whatsoever relating to the Assets, the Assumed Liabilities, the Acquired Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including as to merchantability or fitness for any particular use or purpose and (ii) except with respect to Fraud or as otherwise agreed in the Purchase Agreement or any other agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquired Fund, any of its affiliates, or any of its or their respective officers, directors, employees, agents, representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquiring Fund or any other person resulting from the distribution to the Acquiring Fund or its affiliates or representatives, or the Acquiring Fund’s use, of any information relating to the Assets, the Assumed Liabilities, the Acquired Fund or any of its affiliates, or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including any descriptive memoranda, summary business descriptions or any information, documents or materials made available by the Acquired Fund or any of its affiliates or its or their respective representatives to the Acquiring Fund or any of its affiliates or its or their respective representatives, whether orally or in writing, in expectation of the transactions contemplated by this Agreement or any ancillary agreement.

(v) The Acquired Fund has conducted its own independent investigation, review and analysis of the Acquiring Fund, as it has deemed appropriate, which investigation, review and analysis was done by the Acquired Fund and its representatives. The Acquired Fund acknowledges and agrees that it and its representatives have been provided access to the personnel and records relating to the Acquiring Fund. In entering into this Agreement, the Acquired Fund acknowledges and agrees that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions or representations or warranties of the Acquiring Fund, its representatives or any other person (except the representations and warranties of the Acquiring Fund set forth in Section 4.2 and of the Acquiring Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager). The Acquired Fund hereby acknowledges and agrees that (i) other than the representations and warranties of the Acquiring Fund set forth in Section 4.2, and the representations and warranties of the Acquiring Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquiring Fund, Acquiring Fund Manager or any of their respective affiliates, officers, directors, employees, agents, representatives, stockholders or members, make or have made, and the Acquired Fund is not relying on, any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement, and (ii) except as set forth in Section 4.2, or any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquiring Fund, any of its affiliates, or any of their respective officers, directors, employees, agents, representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquired Fund or any other person resulting from the distribution to the Acquired Fund, its affiliates or their respective representatives, or the Acquired Fund’s use, of any information relating to the Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Acquired Fund, any of its affiliates or their respective representatives by the Acquiring Fund, the Acquiring Fund Manager, or their respective affiliates or representatives, whether orally or in writing, in any other form in expectation of the transactions contemplated by this Agreement or any ancillary agreement.

4.2. Representations and Warranties of the Acquiring Fund. Except as (i) has been fully disclosed to the Acquired Fund as of the date hereof in a written instrument executed by an officer of the Acquiring Fund (such written instrument, the “Acquiring Fund Disclosures”), or (ii) has been disclosed in any material forms, documents or reports (including any amendments thereto and any exhibits or other documents incorporated by reference therein), other than any disclosures set forth under the heading “Risk Factors” and any disclosures that are forward looking in nature, filed or furnished by the Acquiring Fund prior to the date of this Agreement with the United States Securities and Exchange Commission, Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a) The Acquiring Fund is a statutory trust duly organized, validly existing, and in good standing under the Laws of the State of Delaware with power under its Amended and Restated Declaration of Trust and Amended and Restated By-Laws, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently conducted. The Acquiring Fund is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiring Fund.

(b) The Acquiring Fund is, and at all times since its inception has been, duly registered with the Commission as a closed-end management investment company under the 1940 Act, and the Acquiring Fund Shares have been registered and sold in compliance with the 1933 Act.

(c) Subject in each case to obtaining the Acquiring Fund Shareholder Approval (as defined below):

(i) the Acquiring Fund has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Acquiring Fund have been duly authorized by all necessary action on the part of the Acquiring Fund; and

(iii) the Acquiring Fund has duly and validly approved, executed and delivered this Agreement.

(d) Assuming the due authorization, execution and delivery of this Agreement by the Acquired Fund, this Agreement constitutes the valid and binding obligation of the Acquiring Fund, enforceable against the Acquiring Fund in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.

(e) No consent, approval, authorization, or order of any court or governmental or similar authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities Laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(f) The shareholder reports, marketing and materials of the Acquiring Fund and each prospectus and statement of additional information and Form 8-Ks of the Acquiring Fund used for a period of three (3) years prior to the date of this Agreement conform or conformed at the time of their use, in each case, in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(g) Assuming all requisite filings and approvals contemplated hereby are made or obtained and remain in full force and effect, the execution, delivery and performance of this Agreement will not result, in: (i) a violation of Laws applicable to the Acquiring Fund, (ii) a conflict with or violation of its Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws, each as amended from time to time, (iii) conflict with any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, (iii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound, or (iv) the requirement to obtain any governmental authorization or make any filing with or provide any notice to any Governmental Authority or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (i), (iii), (iv) and (v) where such breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on the Acquired Fund or would not adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement.

(h) No litigation or administrative proceeding or investigation of or before any Governmental Authority with jurisdiction over the Acquired Fund is presently pending or threatened in writing or to the actual knowledge of Rudy Pimentel or Michael Nguyen after due inquiry of those employees immediately reporting to such executive officers (the “Acquiring Fund’s Knowledge”), threatened orally against the Acquiring Fund or any of the Acquiring Fund’s properties or assets, that, if adversely determined, is individually or in the aggregate, reasonably likely to be materially adverse to the Acquiring Fund’s financial condition or business or would adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement. To the Acquiring Fund’s Knowledge, there are no facts which are reasonably likely to form the basis for the institution of such proceedings, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any Governmental Authority that would be material to the Acquiring Fund’s business or would adversely impact its ability to consummate or materially delay the transactions herein contemplated. There are no outstanding settlements, orders, judgments, injunctions or decrees against the Acquiring Fund or the Acquiring Fund Shares.

(i) The financial statements and financial highlights of the Acquiring Fund at, as of and for its most recently completed fiscal year ended October 31, 2023, have been audited by Deloitte & Touche LLP, independent registered public accounting firm to the Acquiring Fund, and have been prepared in all material respects in accordance with GAAP consistently applied, and such statements (copies of which have been furnished to the Acquired Fund) present fairly, in all material respects, the financial position, results of operations, and changes in net assets of the Acquiring Fund as of such date and for the period then ended, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on the statement of assets and liabilities (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. The Acquiring Fund has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that its business is operated, in all material respects, in accordance with applicable Laws, (ii) regarding the reliability of the Acquiring Fund’s financial reporting and the preparation of financial statements in accordance with GAAP and (iii) that material receipts and expenditures of the Acquiring Fund are being made in accordance with the authorization of the officers and directors (or their equivalent) of such entity. To the Acquiring Fund’s Knowledge, in the past five (5) years there has been no fraud, or claim or allegation of fraud, by or against the named executive officers of the Acquiring Fund relating to the operation of the Acquiring Fund or the preparation of its financial statements.

(j) Since October 31, 2023, there has not been any change in the Acquiring Fund’s financial condition, assets and liabilities (on a consolidated basis) or business that would be, individually or in the aggregate, materially adverse to the Acquiring Fund, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness. For the purposes of this Section 4.2(j), a decline in net asset value per share of Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or purchase or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund shall not, in and of itself, constitute a material adverse change either individually or in the aggregate (provided, any change, event, occurrence or fact underlying such decline in market values of the securities may be taken into account in determining where a material adverse change has occurred).

(k) To the Acquiring Fund’s Knowledge, the Acquiring Fund does not have any Liabilities arising out of or related to its business, other than liabilities that (i) are expressly reflected or reserved against on the financial statements of the Acquiring Fund, (ii) were incurred in the ordinary course of business consistent with past practice, that do not arise from a breach of contract, tort, infringement or violation of Law, (iii) individually and in the aggregate would not be materially adverse to the Acquiring Fund, (iv) arise out of the termination of any contract in connection with the transaction contemplated by this Agreement, or (v) do not and will not materially impair the ability of the Acquiring Fund to perform its obligations hereunder, or the ability of the Acquiring Fund to conduct the business from and after the Closing as it is currently or proposed to be conducted.

(l) At the Effective Time, all material federal, state, local and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by Law to have been filed by such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all material federal, state, local and other taxes shown as due or required to be shown as due on said returns, forms and reports shall have been paid or provision shall have been made for the payment thereof, and no such return is currently under audit, and no material assessment has been asserted, in writing, with respect to such returns, which assessment has not been resolved.

(m) The Acquiring Fund has not taken any action and, to the Acquiring Fund’s Knowledge, there is no fact or circumstance that would reasonably be expected to prevent the Reorganization from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) The Acquiring Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since and including the taxable year ending in 2020 (including the period through the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 et seq.

of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquiring Fund has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. There is no other material tax liability (including any foreign, state or local tax liability) of the Acquiring Fund except as set forth in the Acquiring Fund Disclosures. The Acquiring Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Acquiring Fund will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder.

(o) The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its common shares of beneficial interest. To the Acquiring Fund’s Knowledge, the Acquiring Fund has complied in all material respects with applicable requirements for collection and maintenance of Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld and is not liable for any material penalties which could be imposed thereunder.

(p) The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Acquiring Fund and will have been issued in compliance in all material respects with applicable registration requirements and applicable securities Laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring Fund Shares, nor is there outstanding any security convertible into any of the Acquiring Fund Shares.

(q) The Proxy Statement/Prospectus (as defined in Section 5.6), insofar as it relates to the Acquiring Fund, will, as of the effective time of the Registration Statement in which it is included and any time prior to the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made, not misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder; provided, however, that the representations and warranties of this subsection (q) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquired Fund for use therein.

(r) There are no brokers or finders entitled to receive any payments from, in connection with this Agreement and the transactions contemplated herein.

(s) The representations and warranties of the Acquiring Fund set forth in this Section 4.2 are the only representations and warranties made by the Acquiring Fund with respect to Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Section 4.2, (i) the Acquiring Fund makes no other representation or warranty, express or implied, as to any matter whatsoever relating to the Acquiring Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including as to merchantability or fitness for any particular use or purpose and (ii) except with respect to Fraud or as otherwise agreed in the Purchase Agreement or any other agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquiring Fund, any of its affiliates, or any of its or their respective officers, directors, employees, agents, representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquired Fund or any other person resulting from the distribution to the Acquired Fund or its affiliates or representatives, or the Acquiring Fund’s use, of any information relating to the Acquiring Fund or any of its affiliates, or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including any descriptive memoranda, summary business descriptions or any information, documents or materials made available by the Acquiring Fund or any of its affiliates or its or their respective representatives to the Acquired Fund or any of its affiliates or its or their respective representatives, whether orally or in writing, in expectation of the transactions contemplated by this Agreement or any ancillary agreement.

(t) The Acquiring Fund has conducted its own independent investigation, review and analysis of the Assets and the Assumed Liabilities, as it has deemed appropriate, which investigation, review and analysis was done by the Acquiring Fund and its representatives. The Acquiring Fund acknowledges and agrees that it and its representatives have been provided access to the personnel, properties, premises and records relating to the Assets and the Assumed Liabilities for such purpose. In entering into this Agreement, the Acquiring Fund acknowledges and agrees that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions or representations or warranties of the Acquired Fund, its representatives or any other person (except the representations and warranties of the Acquired Fund set forth in Section 4.1 and of the Acquired Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager). The Acquiring Fund hereby acknowledges and agrees that (i) other than the representations and warranties of the Acquired Fund set forth in Section 4.1, and the representations and warranties of the Acquired Fund Manager set forth in any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquired Fund, Acquired Fund Manager or any of their respective affiliates, officers, directors, employees, agents, representatives, stockholders or members, make or have made, and the Acquiring Fund is not relying on, any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Assets, the Assumed Liabilities, the Acquired Fund or any other matter relating to the transactions contemplated by this Agreement, and (ii) except as set forth in Section 4.1, or any agreement between the Acquiring Fund Manager and the Acquired Fund Manager, none of the Acquired Fund, any of its affiliates, or any of their respective officers, directors, employees, agents, representatives, stockholders or members, will have or will be subject to any liability or indemnification obligation to the Acquiring Fund or any other person resulting from the distribution to the Acquiring Fund, its affiliates or their respective representatives, or the Acquiring Fund’s use, of any information relating to the Assets, the Assumed Liabilities, the Acquired Fund or any other matter relating to the transactions contemplated by this Agreement or any ancillary agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Acquiring Fund, any of its affiliates or their respective representatives by the Acquired Fund, the Acquired Fund Manager, or their respective affiliates or representatives, whether orally or in writing, in any other form in expectation of the transactions contemplated by this Agreement or any ancillary agreement.

5.	COVENANTS AND AGREEMENTS

5.1. Conduct of Business. Except as otherwise expressly contemplated by this Agreement, the Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course consistent with prior practice between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable. Notwithstanding the forgoing, the Acquired Fund will manage its portfolio with the same approximate level of trading, turnover and leverage consistent with past practice, except as set forth in the Proxy Statement/Prospectus or to the extent agreed in advance in writing with the Acquiring Fund.

5.2. No Distribution of Acquiring Fund Shares. The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in connection with the Reorganization and in accordance with the terms of this Agreement.

5.3. Information. The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares.

5.4. Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing.

5.5. Shareholder Meeting.

(a) Unless this Agreement has been terminated in accordance with its terms, the Acquired Fund shall call and hold a meeting of its shareholders to consider and act upon this Agreement and to take such other action under applicable federal and state law to obtain approval of the transactions contemplated herein (“Acquired Fund Shareholder Approval”). Unless this Agreement has been terminated in accordance with its terms, the Acquiring Fund has called or shall call and hold a meeting of its shareholders to consider and act upon and to take such other action under applicable federal and state law to obtain approval of the issuance of Acquiring Fund shares in connection with the Reorganization (“Acquiring Fund Shareholder Approval”). The Acquired Fund and the Acquiring Fund shall use commercially reasonable efforts to hold the respective shareholder meetings as soon as practicable and advisable after the date of the effectiveness of the Registration Statement filing.

(b) The Acquired Fund, in consultation with the Acquiring Fund, shall (i) use reasonable best efforts to set a record date for persons entitled to notice of, and to vote at, the shareholder meeting of the Acquired Fund, and (ii) use reasonable best efforts to ensure that such record date not be changed or such shareholder meeting be adjourned or otherwise postponed or delayed (unless the Acquiring Fund’s prior written consent has been provided). The Acquiring Fund, in consultation with the Acquired Fund, shall (A) use reasonable best efforts to set a record date for persons entitled to notice of, and to vote at, the shareholder meeting of the Acquiring Fund, and (B) use reasonable best efforts to ensure that such record date not be changed or such shareholder meeting be adjourned or otherwise postponed or delayed (unless the Acquired Fund’s prior written consent has been provided).

5.6. Registration Statement and Proxy Statement/Prospectus.

(a) The Acquired Fund and the Acquiring Fund will mutually cooperate, using reasonable best efforts, to expeditiously prepare the Registration Statement, including the proxy statement/prospectus to be prepared by the Acquiring Fund to be included in the Registration Statement (the “Proxy Statement/Prospectus”), and have it declared effective by the SEC as soon as reasonably practicable. The Acquiring Fund and the Acquired Fund shall reasonably cooperate with any review of financial information and financial statements that is reasonably required in connection with the preparation and filing of the Registration Statement, including the issuance of any consents. The Registration Statement (including the Proxy Statement/Prospectus) shall comply in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

(b) To the extent the Acquired Fund has not provided the Acquiring Fund with information regarding the Acquired Fund, and the Acquiring Fund has not provided the Acquired Fund with information regarding the Acquiring Fund, reasonably necessary for the preparation by the Acquiring Fund of the Proxy Statement/Prospectus in compliance with the 1933 Act, the 1934 Act and the 1940 Act, each party shall provide the materials and information necessary to prepare the Registration Statement and the Proxy Statement/Prospectus, for inclusion therein, in connection with the shareholder meeting for the Acquired Fund to consider the approval of the transactions contemplated hereby and of the Acquiring Fund to consider the approval of the issuance of additional Acquiring Fund Shares in connection with the this Agreement, each as described herein.

(c) If at any time prior to the Closing, the Acquired Fund or the Acquiring Fund becomes aware of any untrue statement of material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made, the party discovering the item will notify the other party and the parties will cooperate in promptly preparing, filing and clearing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.

(d) The Acquired Fund and the Acquiring Fund agree to reasonably cooperate with each other, and shall or will have furnished the information relating to itself to be set forth in the Registration Statement as required by the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations thereunder and the state securities or blue sky laws.

5.7. Liquidating Distribution. As soon as is reasonably practicable after receipt from the Acquiring Fund, the Acquired Fund will make a liquidating distribution to the Acquired Fund Shareholders consisting of the Acquiring Fund Shares and the Cash Consideration in accordance with Section 1.4 of this Agreement.

5.8. Efforts. The Acquiring Fund and the Acquired Fund shall each use their reasonable best efforts to fulfill or cause the fulfillment of the conditions precedent set forth in Section 6 of this Agreement to effect the transactions contemplated by this Agreement as promptly as reasonably practicable; provided that neither the Acquiring Fund nor the Acquired Fund shall be obligated to waive any such condition precedent.

5.9. Other Instruments. Each of the Acquired Fund and the Acquiring Fund covenants that it will, from time to time as and when reasonably requested by the other party, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Acquired Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Fund, title to and possession of all the Assets and assumption of the Assumed Liabilities assumed hereunder and otherwise to carry out the intent and purpose of this Agreement.

5.10. Regulatory Approvals. The Acquiring Fund will use commercially reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act and such of the state blue sky or securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as may be necessary in order to continue its operations after the Effective Time.

5.11. Final Tax Distribution. To the extent necessary to avoid entity-level income or excise tax, the Acquired Fund will declare one or more dividends payable prior to the time of Closing to its shareholders.

5.12. Supplemental Listing Application. The Acquiring Fund shall file a Supplemental Listing Application with the NYSE for the authorization of the listing of the number of additional Acquiring Fund Shares to be exchanged in the Reorganization as set forth in Section 1.4 of this Agreement.

6.	CONDITIONS PRECEDENT

6.1. Conditions Precedent to Obligations of Acquired Fund. The obligations of the Acquired Fund to complete the transactions provided for herein shall be subject to satisfaction of the following conditions:

(a) The representations and warranties of the Acquiring Fund (other than representations and warranties in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(r)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(r) shall be true and correct in all respects as of the date hereof and as of the Closing Date (other than any such representation and warranty speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date).

(b) The Acquiring Fund shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, at or before the Closing Date.

(c) The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in the name of the Acquiring Fund by its President or Vice President and its Treasurer dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 6.1(a) and Section 6.1(b).

(d) Certified copies of the resolutions evidencing the approval of the Agreement and the transactions contemplated herein by the Acquiring Fund Board shall have been delivered to the Acquired Fund.

(e) The Acquired Fund Manager shall provide for a trustees liability insurance policy (“Supplemental Policy”) to replace, as of the Effective Time, the Acquired Fund’s existing trustees liability insurance policies with respect to matters existing or occurring at or prior to the Effective Time (“Current Policy”), which Supplemental Policy shall (i) name each Trustee of the Acquired Fund Board as a named insured, (ii) provide for a claims reporting or discovery period of six (6) years from and after the Effective Time and have terms and conditions that are not materially less advantageous to the insureds as the Current Policy, and (iii) provide for coverage of not less than $5,000,000.

(f) The Acquired Fund shall have received on the Closing Date the opinion of Dechert LLP, counsel to the Acquiring Fund (which may reasonably rely as to matters governed by the laws of the State of Delaware on an opinion of Delaware counsel and/or certificates of officers or Trustees of the Acquiring Fund) dated as of the Closing Date, covering the following points:

(i) the Acquiring Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry on its business including as a registered investment company, and the Acquiring Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

(ii) the Agreement has been duly authorized, executed and delivered by the Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquired Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii) the Acquiring Fund Shares to be issued to the Acquired Fund Shareholders as provided by this Agreement are duly authorized, upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof;

(iv) the execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Fund’s Amended and Restated Agreement and Declaration of Trust or its Amended and Restated By-Laws, each as amended from time-to-time, or a material violation of any provision of any agreement (known to such counsel) to which the Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquired Fund, judgment or decree to which the Acquiring Fund is a party or by which it is bound;

(v) to the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority of the United States or the State of Delaware is required to be obtained by the Acquiring Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws (other than those of the State of Delaware);

(vi) the Acquiring Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect; and

(vii) to the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund or any of its properties or assets and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.2. Conditions Precedent to Obligations of Acquiring Fund. The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Acquired Fund (other than representations and warranties in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(t)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(t) shall be true and correct in all respects as of the date hereof and as of the Closing Date (other than any such representation and warranty speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date).

(b) The Acquired Fund shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by the Acquired Fund, at or before the Closing Date.

(c) The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by its President or Vice President and its Treasurer, dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Certified copies of the resolutions evidencing the approval of the Agreement and the transactions contemplated herein by the Acquired Fund Board shall have been delivered to the Acquiring Fund.

(e) The Acquiring Fund shall have received on the Closing Date the opinion of Troutman Pepper Hamilton Sanders LLP, counsel to the Acquired Fund (which may reasonably rely on certificates of officers of the Acquired Fund) dated as of the Closing Date, covering the following points:

(i) The Acquired Fund is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry on its business as so described in the Proxy Statement/Prospectus, including as a registered investment company, and the Acquired Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted and as so described in the Proxy Statement/Prospectus;

(ii) The Agreement has been duly authorized, executed and delivered by the Acquired Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Fund is a valid and binding obligation of the Acquired Fund enforceable against the Acquired Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii) The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquired Fund’s Declaration of Trust or its Amended and Restated By-Laws, each as amended from time-to-time, or a material violation of any provision of any agreement (known to such counsel) to which the Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquiring Fund, judgment or decree to which the Acquired Fund is a party or by which it is bound;

(iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority of the United States or the State of Delaware is required to be obtained by the Acquired Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws;

(v) The Acquired Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;

(vi) The outstanding shares of the Acquired Fund have been registered under the 1933 Act; and

(vii) To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund or any of its properties or assets and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.3. Other Conditions Precedent. If any of the conditions set forth in this Section 6.3 have not been satisfied on or before the Effective Time, the Acquired Fund or the Acquiring Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

(a) The Agreement and the transactions contemplated herein shall have been approved by the Acquired Fund Board and shall have received the Acquired Fund Shareholder Approval, and certified copies of the resolutions of the Acquired Fund Board shall have been delivered to the Acquiring Fund.

(b) The issuance of the Acquiring Fund Shares has been approved by shareholders of the Acquiring Fund.

(c) Each of the conditions to Closing (as defined in the Purchase Agreement) set forth in Article 6 of the Purchase Agreement have been satisfied (or validly waived in accordance with the terms thereof) and the transactions contemplated by the Purchase Agreement will close concurrently with the Closing.

(d) The Registration Statement of the Acquiring Fund shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued.

(e) On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act or instituted any proceeding seeking to enjoin the consummation of the Reorganization contemplated by this Agreement under Section 25(c) of the 1940 Act.

(f) At the Effective Time, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or make illegal, this Agreement or the transactions contemplated herein.

(g) All consents, orders and permits of Federal, state and local regulatory authorities or other third parties set forth on Schedule C hereto shall have been obtained.

(h) BNY shall have delivered such certificates or other documents as set forth in Section 3.2.

(i) The Transfer Agent shall have delivered a certificate of its authorized officer as set forth in Section 3.3.

(j) The NYSE shall have authorized the listing of the number of additional Acquiring Fund Shares exchanged in the Reorganization as set forth in Section 1.1.

(k) The parties hereto shall have received the opinion of the law firm of Dechert LLP (based on certain facts, assumptions and representations), as of the Closing Date, addressed to the Acquiring Fund and the Acquired Fund, substantially to the effect that the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. In rendering the opinion, Dechert LLP may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants from the parties. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the conditions set forth in this Section 6.3(k).

7.	SURVIVAL

7.1. Survival. No representations, warranties, covenants and agreements of either Acquiring Fund or Acquired Fund will survive beyond the Closing Date, except that any covenant or agreement contained in this Agreement which by its terms is to be performed following the Closing shall in respect of performance after Closing survive in accordance with its terms and then terminate. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit (a) any rights that may be available to either Acquiring Fund or Acquired Fund in respect of a claim for Fraud, and (b) any rights that may be available to either the Acquiring Fund Manager and the Acquired Fund Manager (whether in contract, in tort or at law or in equity) under any other agreement to which the Acquiring Fund Manager and the Acquired Fund Manager is a party, as it relates to a breach of the terms of this Agreement. For the purposes of this Agreement, “Fraud” means Delaware common law fraud, in the making of a specific representation or warranty expressly set forth in Section 4 and requires (i) an intentional false representation expressly set forth in the representations and warranties set forth in Section 4, (ii) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory), (iii) reasonable detrimental reliance by such party upon such false representation in acting or refraining from acting and (iv) the incurrence of damage by such party by reason of such reliance. For the avoidance of doubt, nothing set forth herein shall limit the rights of the Acquiring Fund Manager and the Acquired Fund Manager in any other agreement between such parties.

7.2. Remedies Exclusive. From and after the Closing Date, except in the case of Fraud, the remedies provided for in this Section 7 and under any other agreement between the Acquiring Fund Manager and the Acquired Fund Manager shall constitute the sole and exclusive remedies for any claims made for a breach of this Agreement. Each party hereby waives any provision of applicable Law to the extent that it would limit or restrict this Section 7.2.

7.3. Liability of the Acquired Fund. The parties understand and agree that the obligations of the Acquired Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquired Fund personally, but bind only the Acquired Fund’s property. Moreover, all persons shall look only to the assets of the Acquired Fund to satisfy the obligations of the Acquired Fund hereunder. The parties represent that they each have notice of the provisions of the Declaration of Trust of the Acquired Fund disclaiming such shareholder and trustee liability for acts or obligations of the Acquired Fund.

7.4. Liability of the Acquiring Fund. The parties understand and agree that the obligations of the Acquiring Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquiring Fund personally, but bind only the Acquiring Fund’s property. Moreover, all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder. The parties represent that they each have notice of the provisions of the Declaration of Trust of the Acquiring Fund disclaiming such shareholder and trustee liability for acts or obligations of the Acquiring Fund.

8.	EXPENSES

8.1. Expenses of Reorganization.

(a) Except as otherwise set forth in this Agreement or unless otherwise agreed in writing, each of the Acquiring Fund Manager and the Acquired Fund Manager shall pay its own direct and indirect expenses incurred by it, or by the respective Fund managed by each, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

(b) Notwithstanding the foregoing:

(i) to the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases of portfolio securities made in connection with the Reorganization, these will be borne by (A) the Acquired Fund with respect to the sales and purchases conducted before the Effective Time and (B) by the Acquiring Fund with respect to the sales and purchases conducted at or after the Effective Time;

(ii) the Acquiring Fund Manager or the Acquiring Fund shall pay all costs and expenses incurred (A) with respect to the registration of the shares of the Acquiring Fund to be issued in connection with the Reorganization on Form N-14 and the filing of any proxy solicitation materials, including any filing fees associated with the filing of the Form N-14 or any other registration statement or proxy solicitation materials as may be necessary in connection with the transactions contemplated by this Agreement and any ancillary agreement among or between any parties to this Agreement among or between any parties to this Agreement, and (B) all expenses for preparation, printing and distributing (or re-distributing) any proxy and proxy solicitation materials in connection with the Reorganization and the transactions contemplated by this Agreement, any ancillary agreement among or between any parties to this Agreement or any amendments or supplements thereto; provided that the budget for such proxy and proxy solicitation materials shall be determined by Acquiring Fund after reasonable consultation with Acquired Fund;

(iii) (A) any and all expenses or losses incurred by any Trustee of the Acquired Fund Board, with respect to a claim covered by the Supplemental Policy, shall be payable or otherwise borne exclusively by the Acquired Fund Manager up to the retention amount under the Supplemental Policy, and (B) the premium of the Supplemental Policy shall be borne equally between the Acquired Fund Manager and the Acquired Fund; and

(iv) any expenses or costs related to the winding up or dissolution of the Acquired Fund after the Effective Time shall be paid by the Acquired Fund Manager.

9.	AMENDMENTS AND TERMINATION

9.1. Amendments. This Agreement may be amended, modified or supplemented in a signed writing in such manner as may be deemed necessary or advisable by the authorized officers of each of the Acquired Fund and the Acquiring Fund, subject to the authorization of each such Fund’s Board of Trustees; provided, however, that following a meeting of the shareholders of the Acquired Fund called by the Acquired Fund Board pursuant to Section 5.5, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the Acquired Fund Shareholders under this Agreement to the detriment of the shareholders of the Acquired Fund without the approval of the Acquired Fund Board and the Acquiring Fund Board and the Acquired Fund Shareholders and, provided, further, that the officers of the Acquired Fund and the Acquiring Fund may change the Effective Time and Closing Date through an agreement in writing without additional specific authorization by their respective Board of Trustees.

9.2. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual written agreement of the parties, at any time prior to the Closing.

(b) Either the Acquiring Fund or the Acquired Fund may at its option terminate this Agreement by written notice to the other party at or before the Closing due to: (i) a breach by the other of any representation, warranty, or agreement contained herein to be performed at or before the Closing (so long as the terminating party is not then in material breach of any of its representations, warranties or covenants contained in this Agreement, unless such breach was primarily or principally caused by the other party’s breach of any of its representatives, warranties or covenants contained in this Agreement), if not cured within 30 days after being provided notice of such breach by the non-breaching party, (ii) the failure of a condition set forth in Sections 6.1, 6.2 or 6.3, and such failure is incapable of being cured, or if curable, is not cured by the applicable party within 30 days after being provided written notice of such failure, unless such condition is waived by the applicable party or parties (if applicable); (iii) if the Closing does not occur on or prior to March 31, 2025; or (iv) any Governmental Authority has enacted, issued, promulgated or entered any Law or non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 9.2(b) shall not be available to a party that has materially breached any of its representations, warranties, covenants or other agreements contained herein so as to have caused the relevant Governmental Authority to enact, issue, promulgate or enter any such Law or Judgment or other non-appealable action, including any breach by the any party of its obligations under Section 5.6(a) unless such breach was primarily or principally caused by the other party’s breach of any of its representatives, warranties or covenants contained in this Agreement.

(c) Notwithstanding the foregoing, if the Acquiring Fund Manager validly terminates the Purchase Agreement, the Acquiring Fund shall be entitled to terminate this Agreement by providing written notice to the Acquired Fund, and if the Acquired Fund Manager validly terminates the Purchase Agreement, the Acquired Fund shall be entitled to terminate this Agreement by providing written notice to the Acquiring Fund.

(d) In the event of any such termination, in the absence of any Fraud or willful breach of this Agreement, there shall be no liability for damages on the part of any of the Acquiring Fund, the Acquired Fund or their respective Trustees or officers, to the other party or its Trustees or officers.

10.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) (provided that no bounce-back or delivery failure notice is received), personal service or prepaid or certified mail addressed as follows:

If to the Acquired Fund:

Insight Select Income Fund

200 Park Avenue, 7th Floor

New York, New York 10166

Attention: John Awad and Vivek Nayar

Email: John.Awad@InsightInvestment.com

   Vivek.Nayar@InsightInvestment.com

With copies (which shall not constitute notice) to:

Insight North America LLC

200 Park Avenue

7th Floor

New York NY 10166

Attention: John Awad and Vivek Nayar

Email: John.Awad@InsightInvestment.com

   Vivek.Nayar@InsightInvestment.com

Troutman Pepper Hamilton Sanders LLP

3000 Two Logan Square, Eighteenth & Arch Streets

Philadelphia, PA 19103

Attention: John P. Falco and Theodore D. Edwards

E-mail: john.falco@troutman.com; theodore.edwards@troutman.com

Clifford Chance US LLP

Two Manhattan West

375 9th Avenue

New York, NY 10001

Attention: David Brinton

    Vadim Avdeychik

Email: David.Brinton@CliffordChance.com

   Vadim.Avdeychik@CliffordChance.com

If to the Acquiring Fund:

KKR Income Opportunities Fund

555 California Street, 50th Floor

San Francisco, California 94104

Attention: Michael Nguyen

E-mail: 40actlegalcompliance@kkr.com

With copies (which shall not constitute notice) to:

KKR Credit Advisors (US) LLC

555 California Street, 50th Floor

San Francisco, California 94104

Attention: Michael Nguyen

E-mail: 40actlegalcompliance@kkr.com

Dechert LLP

1095 Avenue of the Americas

New York, NY, 10036

Attention: Kenneth E. Young and William J. Bielefeld

E-Mail: kenneth.young@dechert.com; william.bielefeld@dechert.com

11.	PUBLICITY AND CONFIDENTIALITY

11.1. Each party to this Agreement agrees not to issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated herein without the prior written approval of the other party to this Agreement (which consent shall not be unreasonably withheld, conditioned or delayed), except that the Acquiring Fund and the Acquiring Fund Manager, on the one hand, and the Acquired Fund and the Acquired Fund Manager, on the other hand, each reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable Laws or securities listing standards or exchange requirements (in which case the disclosing party agrees to use commercially reasonable efforts to notify and consult with the non-disclosing party prior to making the disclosure).

11.2. The Acquired Fund, Acquiring Fund, the Acquiring Fund Manager and the Acquired Fund Manager (for purposes of this Section 11.2, the “Protected Persons”) will hold, and will direct their board members, officers, employees, representatives, agents and affiliates to hold, in strict confidence, and not disclose to any other person, and not use in any way except in connection with the transactions herein contemplated, without the prior written consent of the other Protected Persons, all non-public, confidential or proprietary information obtained from the other Protected Persons in connection with the transactions contemplated by this Agreement; provided, further, that nothing in this Agreement shall prevent any party hereto from disclosing any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part or the existence of this Agreement and its terms where (a) the disclosure is reasonably made to a Governmental Authority in relation to such party’s taxes, (b) the disclosure is made to any party to whom assignment is permitted under the terms of this Agreement, (c) the disclosure is made on a confidential basis to actual or potential debt or equity financiers of any party hereto and in each case their professional advisers provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the transactions contemplated by this Agreement or any matters arising in connection with them or (d) the other party has given prior written consent to the disclosure. In addition, notwithstanding anything in this Agreement to the contrary, each party (and each employee, agent or other representative of the party) may disclose the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and information relating to such U.S. tax treatment and U.S. tax structure, except to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

11.3. Following the Closing, or upon an earlier termination of this Agreement, the Acquiring Fund, the Acquired Fund, the Acquiring Fund Manager, and the Acquired Fund Manager agree that they along with their board members, employees, representative agents and affiliates shall, and shall direct their affiliates to, except with the prior written consent of the other Protected Persons, keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all non-public, confidential or proprietary information relating to the other Protected Persons and their affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (a) in connection with any requirement to governmental or regulatory bodies, and, where necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; provided, any person to whom such information is disclosed shall be informed of the confidential nature of the information being provided and requested to keep such information confidential, (b) if required by court order or decree or applicable law (upon advice of external legal counsel); (c) if it is publicly available through no act or failure to act of such party and other than as a result of a direct or indirect disclosure in breach hereof; (d) if it was already known to such party on a non-confidential basis on the date of receipt, provided the source of such information was not bound by a confidentiality agreement or subject to a fiduciary obligation of confidentiality to the applicable party; (e) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (f) if it is otherwise expressly provided for herein.

12.	MISCELLANEOUS

12.1. Entire Agreement. This Agreement (including the Acquired Fund Disclosures, any other schedules and exhibits hereto), the Purchase Agreement and other documents and instruments referred to in this Agreement or the Purchase Agreement that are to be delivered at the Closing, constitutes the entire agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties to this Agreement, written or oral, with respect to the subject matter thereof.

12.2. Headings. The table of contents and the headings of Sections, subsections, paragraphs, schedules and any exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.

12.3. Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and any controversy or proceeding arising out of, or with respect to this Agreement or the transactions contemplated herein, shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware.

(b) Any proceeding against the parties arising out of, or with respect to, this Agreement shall be brought exclusively in the Court of Chancery in the State of Delaware, New Castle County, or, if such court does not have proper jurisdiction, the United States federal district court or any other state court sitting in the State of Delaware, New Castle County (the “Designated Courts”), and the parties hereto accept the exclusive jurisdiction of the Designated Courts for the purpose of any proceeding. Each party hereto agrees that service of any process, summons, notice, or document by U.S. registered mail addressed to such party in accordance with Section 10 shall be effective service of process for any action, suit, or proceeding brought against such party in any such court. The Acquired Fund hereby designates the individual(s) listed in Section 10 to whom notice may be given on behalf of the Acquired Fund as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of the Acquiring Fund. The Acquiring Fund hereby designates the individual(s) listed in Section 10 to whom notice may be given on behalf of the Acquiring Fund as its true and lawful agent upon whom may be served any lawful process in any proceeding instituted by or on behalf of the Acquired Fund. Each party hereto agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(c) In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any proceeding brought in the Designated Courts has been brought in an inconvenient forum.

(d) EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

12.4. Assignment; No Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing expressed or referred to in this Agreement shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

12.5. Specific Performance.

(a) The parties agree that irreparable damage would occur, that no adequate remedy at Law would exist and that damages would be difficult to determine, in the event that any of the provisions of this Agreement were not performed by the parties in accordance with its specific terms or were otherwise breached. The parties accordingly agree that in addition to any other remedy to which they are entitled at Law or in equity, the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any proceeding seeking injunctive relief or specific enforcement of the provisions of this Agreement. The parties further agree that nothing set forth in this Section 12.5 shall (a) require any party to institute any action or proceeding for (or limit any party’s right to institute any action or proceeding for) injunctive relief or specific enforcement under this Section 12.5 before or as a condition to exercising any termination right under Section 9.2 (and pursuing damages after such termination) or (b) restrict or limit any party’s right to terminate this Agreement in accordance with Section 9.2 (and to pursue damages after such termination).

(b) With respect to the specific performance contemplated by subsection (a) above, the parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent any such breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement to prevent any such breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties hereto under this Agreement. Notwithstanding the foregoing, each of the parties hereby agrees that the Acquired Fund shall be entitled to specific performance to cause the Closing to occur if the Closing is required to be consummated in accordance with the terms of this Agreement and (x) the Acquired Fund has irrevocably confirmed to the Acquiring Fund in writing that the Acquired Fund is ready, willing and able to consummate the transactions contemplated by this Agreement and (y) the Acquired Fund Manager has irrevocably confirmed to the Acquiring Fund in writing that the Acquired Fund Manager is ready, willing and able to consummate the transactions contemplated by the Purchase Agreement.

12.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. If any provision of this Agreement (or any portion thereof) is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent legally permissible.

12.7. Counterparts. The parties hereto may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of both parties need not appear on the same counterpart. The execution of counterparts by electronic signature or delivery of duly executed counterparts by electronic transmission is as effective as signing and delivering the counterpart in person.

12.8. Waiver. The Acquired Fund Board or the Acquiring Fund Board (whichever is entitled to the benefit thereof) may (a) extend the time for performance of any of the obligations or other acts, in each case, of another party hereto, (b) waive any inaccuracies in the representations and warranties of the another party hereto contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement; provided that (i) any such extension or waiver by a party will be valid only if expressly set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is expressly specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as otherwise provided in this Agreement, including Section 7.2, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

12.9. Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.

12.10. No Admission. Nothing in this Agreement (including, for the avoidance of doubt, any Section of either the Acquiring Fund Disclosures or the Acquired Fund Disclosures (together, the “Fund Disclosures”)) shall be deemed an admission by either the Acquired Fund or the Acquiring Fund or any of their respective affiliates, in any proceeding involving any Governmental Authority or any other third party, that the Acquired Fund or the Acquiring Fund, respectively, or any such third party or any of their respective affiliates is or is not in breach or violation of, or in default in, the performance or compliance with any term or provisions of any contract, any Law, any governmental authorization, permit or intellectual property of any other person.

12.11. Exhibits and Schedules.

(a) The exhibits and schedules to this Agreement and the Fund Disclosures are incorporated herein by reference and made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any part of the exhibits, schedules, and the Fund Disclosures shall be deemed to refer to this entire Agreement, including all exhibits, schedules and Fund Disclosures. Any item disclosed in a Fund Disclosures shall be deemed to have been disclosed not only for purposes of the provision of this Agreement to which such Fund Disclosures directly relates, but also for any other provisions of Section 4.1 or Section 4.2, as applicable, to which the disclosure is relevant to the extent that the relevance of such disclosure to such other provisions is reasonably apparent on the face of such disclosure (it being understood that to be so reasonably apparent it is not required that the other provisions be expressly cross-referenced). Capitalized terms used in the exhibits, schedules and Fund Disclosures and not otherwise defined therein have the meanings given to them in this Agreement. Any contract referred to in the exhibits, schedules and Fund Disclosures shall be deemed to include reference to all exhibits, schedules and other documents or agreements attached thereto, provided the same have been made available to the Acquiring Fund or Acquired Fund, as applicable. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any exhibit, schedule and Fund Disclosure is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and the fact of setting forth of any such amount or the inclusion of any such items shall not be an admission or construed as an admission in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in any exhibit, schedule or Fund Disclosure is or is not material for the purposes of this Agreement.

(b) The parties hereto acknowledge and agree that any disclosure made with reference to a Section of the Fund Disclosures shall be deemed sufficient for purposes of disclosure in any other Section or Sections of the Fund Disclosures that may require disclosure therein to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Sections. The Fund Disclosures are intended only to qualify and limit the representations, warranties and covenants of

Acquired Fund and the Acquiring Fund, respectively, contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants. The disclosures in the Fund Disclosures may be over-inclusive, considering the materiality standard contained in the Section of this Agreement relating to the corresponding Section of the Fund Disclosures, and any items or matters disclosed in the Fund Disclosures are not intended to set or establish standards of materiality different from those set forth in the corresponding Section of this Agreement. The disclosure of any item or information in the Fund Disclosures is not an admission that such item or information (or any non-disclosed item or information of comparable or greater significance) is material, required to have been disclosed in the Fund Disclosures, or is of a nature that would reasonably be expected to have a material adverse effect. Prior to the Closing, each of the Acquired Fund and the Acquiring Fund shall have the right from time to time to supplement, modify or update the Fund Disclosures by written notice to the other party to reflect events occurring after the date hereof which, if occurring prior to the date hereof, would have been required to be set forth or described on the Fund Disclosures. Neither the Acquired Fund nor the Acquiring Fund shall be deemed to be in breach of any representation or warranty hereunder, and no representation or warranty of the Acquired Fund or the Acquiring Fund, as applicable, shall be deemed to be untrue or inaccurate with respect to the information disclosed in any such supplement, modification or update, except to the extent such update would reasonably be expected to, individually or in the aggregate, result in a material adverse effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

INSIGHT SELECT INCOME FUND

By:	/s/ David C. Leduc
Name: David C. Leduc
Title: President

INSIGHT NORTH AMERICA LLC, solely with respect to Sections 7.1, 8.1, 9.2, 11.1, 11.2 and 11.3:

By:	/s/ David C. Leduc
Name: David C. Leduc
Title: Chief Executive Officer

KKR INCOME OPPORTUNITIES FUND

By:	/s/ Rudy Pimentel
Name: Rudy Pimentel
Title: President

KKR CREDIT ADVISORS (US) LLC, solely with respect to Sections 7.1, 8.1, 9.2, 11.1, 11.2 and 11.3:

By:	/s/ Jeffrey Van Horn
Name: Jeffrey Van Horn
Title: Authorized Signatory

SCHEDULE A

ADJUSTMENT AND PRORATION PROCEDURES

The Acquired Fund has appointed or will appoint an exchange agent reasonably acceptable to the Acquiring Fund (the “Exchange Agent”) to process the calculation, delivery and payment of the Stock Consideration and the Cash Consideration. Elections by Acquired Fund Shareholders for Cash Consideration shall be made on a form (the “Election Form”) reasonably acceptable to the Exchange Agent and the parties hereto. The adjustment and proration process for the Stock Consideration and Cash Consideration will occur as follows:

1.

Subject to adjustment and proration in accordance with the provisions of the Agreement and this Schedule A, each Acquired Fund Shareholder, with respect to each Acquired Fund Share held by that Acquired Fund Shareholder immediately before the Election Deadline (as defined below), shall be entitled to receive Cash Consideration and/or Stock Consideration based on the election made by that Acquired Fund Shareholder on the Election Form. Acquired Fund Shares for which an Acquired Fund Shareholder has elected to receive Cash Consideration are referred to as “Cash Election Shares”. Acquired Fund Shares for which an Acquired Fund Shareholder has elected to receive Stock Consideration are referred to as “Stock Election Shares”. With respect to any Acquired Fund Share for which no election has been affirmatively made on an Election Form, such Acquired Fund Share shall be deemed to be and treated for all purposes as a Stock Election Share. Acquired Fund Shareholders electing to receive Cash Consideration in lieu of Stock Consideration for some or all of their Acquired Fund Shares are referred to as “Cash Electing Shareholders” and, as used herein, “Election Deadline” means 5 p.m. (Eastern time) on the Business Day that is five (5) Business Days before the Effective Time.

2.

If the aggregate number of Cash Election Shares (“Aggregate Cash Election Shares”) exceeds the Maximum Cash Shares (an “Over Subscription”), the number of Cash Election Shares of each Cash Electing Shareholder shall be reduced (as so reduced, the “Reduced Cash Shares”), pro rata, in accordance with the following formula:

RCS = (CES ÷ CESA) x MCS

Where in relation to any Cash Electing Shareholder:

RCS =	the number of Reduced Cash Shares for which such Cash Electing Shareholder shall be entitled to receive Cash Consideration

CES =	the number of Cash Election Shares originally elected by such Cash Electing Shareholder

CESA =	The aggregate number of Cash Election Shares originally elected by all Cash Electing Shareholders

MCS =	Maximum Cash Shares (as defined in Section 2.3)

3.

In the event of an Over Subscription, each Acquired Fund Shareholder shall receive (a) Stock Consideration in respect of (i) its Stock Election Shares and (ii) its Cash Election Shares which are not deemed to be Reduced Cash Shares in accordance with the formula set forth in Section 2 above (“Increased Stock Shares”), if any, and (b) Cash Consideration with respect to its Reduced Cash Shares, if any. For illustrative purposes, the Increased Stock Shares of each Acquired Fund Shareholder shall be calculated in accordance with the following formula:

ISS = CES—RCS

Where in relation to each Acquired Fund Shareholder:

ISS =	the number of Increased Stock Shares for such Acquired Fund Shareholder

CES =	the number of Cash Election Shares originally elected by such Acquired Fund Shareholder

RCS =	the number of Reduced Cash Shares for which such Acquired Fund Shareholder shall be entitled to receive Cash Consideration pursuant to the formula in Section 2 above

4.

If there is not an Over Subscription, each Acquired Fund Shareholder will receive (a) Cash Consideration with respect to its Cash Election Shares, if any; and (b) Stock Consideration with respect to its Stock Election Shares.

5.

The Acquired Fund shall cause the Exchange Agent to pay Cash Consideration to Acquired Fund Shareholders in the amounts calculated as provided in this Schedule A, as soon as reasonably practicable after the Acquired Fund deposits or causes to be deposited with the Exchange Agent the Cash Consideration received from the Acquiring Fund.

6.

Stock Consideration shall be issued to Acquired Fund Shareholders in accordance with the provisions of Section 3.3 of the Agreement. All Stock Consideration shall be issued in uncertificated form in accordance with the terms and conditions of the Acquiring Fund’s Amended and Restated Declaration of Trust and Amended and Restated By-Laws.

SCHEDULE B

ACQUIRED FUND ASSETS

Cusip:

•	37954FAG9

•	449691AF1

SCHEDULE C

REQUIRED CONSENTS

1.	Acquiring Fund Shareholder Approval